EXHIBIT 95

MINE SAFETY DISCLOSURES

For the first quarter of 2012, the Company has the following mine safety information to report in accordance with Section 1503(a) of the Act, in connection with the Pittsboro, North Carolina mine, the Little Rock, Arkansas mine (including Arch Street Quarry), the Corona, California mine, and the Wausau, Wisconsin mine (including Greystone Plant):

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assess-ments Proposed ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period (#)		Aggregate Legal Actions Initiated During Period (#)	Aggregate Legal Actions Resolved During Period (#)
3M Pittsboro ID: 3102153	—	—	—	—	—	$200	—	No	No	—
3M Little Rock Industrial Mineral Prod ID: 0300426	—	—	—	—	—	$0	—	No	No	—
3M Arch Street Quarry ID: 0300542	—	—	—	—	—	$0	—	No	No	—
3M Corona Plant ID: 0400191	—	—	—	—	—	$950	—	No	No	2	*
Greystone Plant ID: 4700119	—	—	—	—	—	$0	—	No	No	—
Wausau Plant ID: 4702918	1	—	—	—	—	$0	—	No	No	—
Total	1	—	—	—	—	$1,150	—			2	*	—	1

*                 These legal actions, pending before the Federal Mine Safety and Health Review Commission as of March 31, 2012, relate to contests filed by the Company of proposed penalties, as referenced in Subpart C of 29 CFR part 2700.